November 12, 1998

Mr. Judson Goldsmith
1010 Corporation Way
Suite 200
Palo Alto, CA 94303
(650) 938-1701

Dear Judson:

I am delighted to offer you the exempt position of Vice President, Finance, and Chief Financial Officer of Hybrid Networks, Inc. at a base monthly salary of $14,583.33 ($175,000.00 annualized). This position reports directly to the CEO and is subject to the direction of the Audit Committee of the Board of Directors of the Company. In addition to your base salary you will be eligible for an Executive Bonus Plan based on meeting the objectives outlined in the attached Exhibit A. This plan provides for an amount equal to 40% of your yearly base salary if the target objectives are met and has provisions for higher amounts for greater levels of achievement.

A recommendation will be made to the Board of Directors of Hybrid Networks, Inc. that you be granted an Incentive Stock Option to purchase 275,000 shares of common stock in Hybrid under the terms of the Company's 1996 Equity Incentive Plan. The purchase price of these shares will be either the price of the stock on the NASDAQ at the close of business on your first day of work at the Company or, if the stock is not trading on that day, the price set by the Board of Directors for common stock in the Company at the next Board of Directors meeting immediately following your first day of work at the Company; the last options under this plan were priced at $2 3/16 per share in September, 1998.

As a full-time employee of Hybrid, you will be eligible to participate in all Company-sponsored benefits. These include medical, dental and life insurance, LTD insurance, Personal Time Off, Company recognized Holidays, our 401(k) Plan and our Section 125 Cafeteria Plan.

Employment with the Company is not for a specific term and can be terminated by you or by the Company at any time for any reason, with or without cause. Any contrary representations that may have been made or that may be made to you are superseded by this offer. This is the entire agreement regarding the terms of your employment with the Company and all future modifications have to be agreed upon in writing by both parties.

Your employment pursuant to this offer is contingent upon:

-    completion of the Employment Application
-    executing our standard Proprietary Information and Inventions
     Agreement
- providing the Company with legally required proof of your identity and authorization to work in the United States.
- successful completion of a background and security check satisfactory to the Company

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                 Carl Ledbetter to Judson Goldsmith 11/12/98 Page 2


Please return to me a signed copy of this letter if you accept the above-described offer. THIS OFFER, IF NOT ACCEPTED, WILL EXPIRE ON 20 NOVEMBER, 1998. If you have any questions, please call me at (408) 342-4255. 1 am looking forward to having you join our team as we build toward success.

Sincerely,

/s/ Carl Ledbetter

CARL LEDBETTER
CHAIRMAN AND CHIEF EXECUTIVE OFFICER

/s/ Judson Goldsmith             11/13/98                        11/16/98
--------------------        ----------------            ----------------------
JUDSON GOLDSMITH             Acceptance Date            Proposed Starting Date

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               Carl Ledbetter to Judson Goldsmith 1 1 /1 2/98 Page 3


                                     EXHIBIT A

                                Executive Bonus Plan

                                        For

                                  Judson Goldsmith


OBJECTIVES, ACTIONS, MEASUREMENTS, AND BONUS CONSIDERATION:

Bonus percentages indicated are percentages of the Target Bonus Amount, which is 40% of Base Salary ($175,000 at the start, so that the Target Bonus Amount is set at $70,000)

All activities and bonuses in this section are for the period commencing with the first day of work at the Company as a full-time employee and ending December 31, 1999, unless other dates are specifically indicated. After December 31, 1999, all bonus provisions not already paid out under this plan are cancelled.


1. Publication of 10K for 1997:15% if completed by 31 December, 1998 [i.e., 15% of 40% of $175,000.00, or $10,500.00, if completed]; 10% if completed by 31 January, 1999; 5% if completed after 31 January [$10,500 or $7,000 if completed]. Completing this item will require the securing of consent, at the time of the publication of the 10K for 1997, from PricewaterhouseCoopers to rely upon the audits completed by Coopers & Lybrand of the 10Ks already published by the Company for 1995 and 1996, or, alternatively, the completion of new audits and the publication of revised 10Ks for 1995 and 1996, or 1996 and 1998.)

2. Publication of the 10Qs for Q1, Q2 and Q3 1998: 15% if completed by 31 December, 1998; or 10% if completed by 31 January, 1999; or 5% if completed after 31 January, 1999 [$10,500, $7,000, or $3,500].

3. Publication of the 10K for 1998 by February 28, 1999: 5% [$3,500 if completed].

4. The holding of an Annual Stockholders' Meeting for the Company: 10% if completed by 1 April, 1999; or 5% if completed by 15 May, 1999 [$7,000 or $3500 if completed].

5. Resumption of trading on the NASDAQ: 10% if on or before December 31, 1998, or, alternately, 5% if trading resumed thereafter [$7,000 or $3,500 if completed].

6. Resolution and dismissal of the class action lawsuits: 15% if on or before March 31, 1999; 25% if on or before December 31, 1998 [$10,500 or $17,500, if completed].

7. Financing of the Company by the sale of equity in the Company in the indicated amounts through one of the following means

                     a) An equity investment of at least $12 million from a strategic partner at a price per share of at least $3: 30% (of the Bonus Target of 40% of

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                Carl Ledbetter to Judson Goldsmith 11/12/98 Page 4


                          Base Salary) [$21,000] on or before 30 June, 1999, For an equity investment of at least $8M, but less than $12M, at a price of at least $2 3/16 per share on or before 30 June, 1999, the bonus payment will be 15% of the Bonus Target, or $10,500.
                          In addition to the payments above, the Company will also pay 1% of Base Salary for each $1M of equity raised above $12M at a price per share of $4 or more, 2% per $1M above $12M for a price of $5 or more, 3% per $1M above $12M for a price of $6 or more, etc., up to a maximum of 10% of Base Salary per $1M of equity raised above $12M for a price of $13/share or more, on or before June 30, 1999. [For example, if $18M is invested at $6/share in March, 1999, the bonus amount under this provision would be $52,500 -- 30% of the Target Bonus of 40% of Base Salary, which is 12% of Base Salary, for securing the investment, plus an additional 3% of Base Salary (because the price is $6/share) for each of the additional $6M raised above $12M, or an additional 18% of Base Salary, for a total of 30% of Base Salary.]

                     b) Any acquisition of the Company: 30% of Target Bonus, plus 0.5% of the amount in cash or liquid securities in excess of $45M but less than $55M immediately distributed to the Hybrid Networks' stockholders, plus 1.0% of any such amount in excess of $55M but less than $65M, plus 1.5% of any amount in excess of $65M. [Example: if the Company were to be acquired for $67M in cash and securities of a stock traded on the NASDAQ, and from that paid $2M in investment fees, $5M to creditors, and held back as part of the deal an escrow or other contingency fund of $3M, the amount immediately distributed to shareholders would be $57M. The bonus payment would be 30% of 40% of $175,000, or $21,000, plus 0.5% of $10M ($50,000] and 1.0% of $2M
                          [$20,000] (since $57M is $12M above the target of $45M), for a total of $91,000.1

                     c) If an acquisition which qualifies under 8b) above is finalized prior to May 15, 1999, the total payout for the portion of the bonus related to section 8b will not be less than $125,000.

                     d) If an equity investment which qualifies under 8a) above is completed and the bonus under that provision paid, but this event is followed within 1 year by an acquisition which qualifies under 8b) above, the total bonus payment under the provisions of this section 8 will be limited to the greater of the bonuses provided for under sections 8a and 8b.